EXHIBIT 1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of May 1, 2009, among Entertainment  Art, Inc., a Nevada corporation (the “Company”), Joseph Koegel, Ian Beiss and David Lubin (the “Sellers”), and Medford Financial Ltd. (the “Purchaser”).

RECITALS

A.           Sellers are the owners of 66.3% of the issued and outstanding shares (the “Shares”) of the Company on a fully-diluted basis.

B.           Pursuant to the terms and conditions of this Agreement, Sellers desire to sell, and Purchaser desires to purchase, all of the Sellers’ rights, title, and interest in and to all of the Shares as further described herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.           Agreement to Purchase and Sell at the Closing.  Subject to the terms and conditions of this Agreement, at the Closing (hereafter defined), Sellers shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall accept and purchase, the Shares and any and all rights in the Shares to which Sellers are entitled, and by doing so Sellers shall be deemed to have assigned all of their rights, titles and interests in and to the Shares to Purchaser.  Such sale of the Shares shall be evidenced by stock certificates, duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to Purchaser.

2.           Consideration.  In consideration for the sale of the Shares, Purchaser shall deliver to Seller (the “Purchase Price”) an aggregate of One Hundred Twenty Thousand Dollars ($120,000.00).

3.           Closing; Delivery.

(a)           The purchase and sale of the Shares shall be held simultaneously with the execution of this Agreement at such place as the parties hereto may agree (the “Closing”).

(b)           At the Closing:

(1)           Sellers shall deliver to Purchaser (A) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, or other instruments of transfer in form and substance reasonably satisfactory to Purchaser, (B) any documentary evidence of the due recordation in the Company’s share register of Purchaser’s full and unrestricted title to the Shares, (C) a shareholders’ list, dated not more then two days before the Closing, including names and addresses of each shareholder, certificate numbers and issue dates; (D) any documentary evidence of the due recordation in the Company’s share register of Purchaser’s full and unrestricted title to the Shares, (E) all the books and records of the Company and (F) such other documents as may be required under applicable law or reasonably requested by Purchaser.

(2)           Purchaser shall deliver to Sellers the Purchase Price by wire transfer of immediately available funds to an account designated by the Sellers.
4.           Representations and Warranties of Sellers.  As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, each Seller, severally and not jointly, represent and warrant, as of the Closing, to the Purchaser as follows:

4.1           Seller has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement.  This Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof.

4.2           Seller is the sole record and beneficial owner of the Shares, has good and marketable title to the Shares, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and has full legal right and power to sell, transfer and deliver the Shares to Purchaser in accordance with this Agreement.  “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.  Upon the execution and delivery of this Agreement, Purchaser will receive good and marketable title to the Shares, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations.  There are no stockholders’ agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Shares.

4.3           The Shares are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights.

4.4           None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which the Seller is a party or by which he is bound, or to which the Shares are subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Seller or the Shares.

4.5           No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Seller of any of the transactions on its part contemplated under this Agreement.

4.6           Neither Seller nor any of his respective affiliates has any interest, direct or indirect, in any shares of capital stock or other equity in the Company or has any other direct or indirect interest in any tangible or intangible property which the Company uses or has used in the business conducted by the Company, or has any direct or indirect outstanding indebtedness to or from the Company, or related, directly or indirectly, to its assets, other than the Shares.

4.7           Neither any Seller nor any of its affiliates nor any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”).

4.8           No representation or warranty of the Sellers to the Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Seller that has specific application to the Shares and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Shares that has not been set forth in this Agreement.

4.9           The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.  The Company does not own, directly or indirectly, any capital stock of any corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, limited liability company, joint venture or other entity.

4.10            As of the Closing, the Company’s authorized capital will consist of (a) 100,000,000 shares  of  common  stock authorized (the “Common Stock”), of which 1,810,000 shares are issued and outstanding, 610,000 of which are freely tradeable without any restrictions or Encumbrances and 1,200,000 of which are restricted under the Securities Act, (i) with each holder thereof being  entitled to cast one vote for  each  share  held  on  all  matters  properly   submitted  to  the shareholders for their vote; and (ii) there being no  pre-preemptive  rights and no cumulative voting; and (b) no shares of preferred stock or any other class of security. The Company has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for shares of Common Stock.  All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable.  No shares of capital stock of the Company are subject to preemptive rights or any other similar rights.  There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, (ii) no agreements or arrangements under which the Company is obligated to register the sale of any of its or their securities under the Securities Act, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing any such rights).

4.11           Upon the consummation of the transactions contemplated herein, Purchaser will own 66.3% of the issued and outstanding share capital of the Company on a fully-diluted basis, free and clear of any Encumbrances, other than those created by applicable federal and state securities laws.

4.12           The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof).  The Company has not received any communication from the SEC, NASD or any other regulatory authority regarding any SEC Document or any disclosure contained therein. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  As of the Closing, the Company has no debts, liabilities, obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown.

4.13           The Company does not (i) have any employees, (ii) owe any compensation of any kind, deferred or otherwise, to any person, including without limitation, agents, representatives, consultants, accountants and attorneys, (iii) have any written or oral employment agreement with any person, nor (iv) is it a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable to or owing by the Company to any stockholder, officer, director, agent, representative, consultant, accountant, attorney or otherwise nor are there any loans or debts payable or owing by any such persons to the Company or any guarantees by the Company of any loan or obligation of any nature to which any such person is a party.

4.14           Except as disclosed in the SEC Documents, the Company does not own, use or possesses any licenses or rights to use any patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”). There is no claim or action by any person pertaining to, or proceeding pending or threatened, which challenges the right of the Company with respect to any Intellectual Property.

4.15           The Company is not a party to any contract, arrangement or agreement, whether oral or in writing, including without limitation, loan agreements, credit lines, promissory notes, mortgages, pledges, guarantees, security agreements, factoring agreements, letters of credit, powers of attorney or other arrangements to loan or borrow money or extend credit. As of Closing, the Company does not owe any monies or obligations to any third parties.

4.16           The Company has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations.  There are no and will be no taxes due as a result of the transactions contemplated by this Agreement. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and neither Seller knows of no basis for any such claim.  The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.  None of the Company’s tax returns is presently being audited by any taxing authority. The Sellers expressly assume and shall pay any taxes due by the Company up to the date of the Closing.

4.17           The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”), and there is no action pending or threatened regarding suspension or cancellation of any of the Permits.  The Company is not in conflict with, or in default or violation of, any of the Permits.  The Company has not received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations.

4.18           There are, with respect to the Company or any predecessors thereof, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and the Company has not received any notice with respect to any of the foregoing, nor is any action pending or threatened in connection with any of the foregoing.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company, and no Hazardous Materials were released on or about any real property previously owned, leased or used by the Company. There are no underground storage tanks on or under any real property owned, leased or used by the Company.

4.19           The Company does not own any real or personal property.

4.20           The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books of account, corporate records and minute books of the Company are complete and correct in all material respects.

4.21           All information relating to or concerning the Company set forth in this Agreement and otherwise in connection with the transactions contemplated hereby is true and correct in all respects and neither Seller has omitted to state any fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.  No event or circumstance has occurred or exists with respect to the Company or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

4.22           The purchase of the Shares by Purchaser from Seller will not give rise to any  dissenting  shareholders'  rights under Nevada law, the Articles of Incorporation or By-laws of the Company, or otherwise. All issuances by the Company of shares of Common Stock in past transactions have been legally and validly effected, and all of such shares of Common Stock are fully paid and non-assessable.  All of the offerings were conducted in strict accordance with the requirements of Regulation D, Rules 504, 505 and 506, as applicable, in full compliance with the requirements of the Securities Act and the 1934 Act, as applicable, and in full compliance with and according to the requirements of Delaware law and the Articles of Incorporation and By-laws of the Company. The Company does not have in effect any plan, scheme, device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or similar plan, scheme, device or arrangement.  No other state takeover statute or similar statute or regulation applies or purports to apply to this agreement or the transactions contemplated hereby.

7.           Representations and Warranties of Purchaser.  As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Sellers as follows:

7.1           Authority.  Purchaser has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement.  This Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof.

7.2           No Consent.  No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Purchaser of any of the transactions on its part contemplated under this Agreement.

7.3           No Conflict.  None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Purchaser is a party or by which he is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchaser.

7.4           Potential Loss of Investment.  Purchaser understands that an investment in the Shares is a speculative investment which involves a high degree of risk and the potential loss of his entire investment.

7.5           Receipt of Information.  Purchaser has received all documents, records, books and other information pertaining to his investment that has been requested by the Purchaser, including without limitation, the SEC filings made by the Company.

7.6           No Advertising.  At no time was the Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

7.7           Investment Experience.  The Purchaser (either by himself or with his advisors) is (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of his business and financial experience to protect his own interests in connection with the transactions described in this Agreement, and (iii) able to afford the entire loss of his investment in the Shares.

7.8           Restricted Securities.  Purchaser understands that the restricted Shares have not been registered under the Securities Actor registered or qualified under any the securities laws of any state or other jurisdiction, are “restricted securities,” and cannot be resold or otherwise transferred unless they are registered under the Securities Act, and registered or qualified under any other applicable securities laws, or an exemption from such registration and qualification is available.  Each certificate for any of the restricted Shares shall bear a legend to the foregoing effect.

7.9           Investment Purposes.  The Purchaser is acquiring the restricted Shares for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the amount of restricted Shares the Purchaser is acquiring herein.  Further, the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Shares the Purchaser is acquiring.

7.10           No Obligation to Register Shares.  The Purchaser understands that the Company is under no obligation to register the restricted Shares under the Securities Act, or to assist the Purchasers in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction.

8.           Indemnification; Survival.

8.1           Indemnification.  Each party hereto shall jointly and severally indemnify and hold harmless the other party and such other party’s agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or non-fulfillment of any of the representations and warranties of such party in this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement.

8.2           Survival.  All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.

9.           Miscellaneous.

9.1           Further Assurances.  From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

9.2           Notices.  All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the addresses of the parties as indicated on the signature page hereto. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.3           Choice of Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

9.4           Jurisdiction.  The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the County of New York, State of New York, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder. The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY BREACH OR ALLEGED BREACH HEREOF.

9.5           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous  agreements, arrangements and understandings of the parties relating to the subject matter hereof.  No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

9.6           Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

9.7           Amendments.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

9.8           Waivers.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

9.9           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10           Severability.  If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.11           Interpretation.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

[Remainder of Page Intentionally Omitted; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLERS:

/s/ Joseph Koegel
Joseph Koegel

/s/ Ian Beiss
Ian Beiss

/s/ David Lubin
David Lubin

PURCHASER:

Medford Financial Group, Ltd.

By:	/s/ Joseph Koegel
Name:	Joseph Koegel
Title:	Title: